Exhibit 99.1
Covidien Announces Results from 2013 Annual General Meeting

DUBLIN, Ireland - March 20, 2013 - Covidien plc (NYSE: COV) announced the results from today's Annual General Meeting. Eight proposals were on the meeting agenda:

•	Election of Directors

•	Appointment of Independent Auditors

•	An advisory vote to approve the Company's executive compensation

•	Approval of the amended and restated Covidien Stock and Incentive Plan

•	Authorization of the Company and/or any subsidiary to make market purchases of Company shares

•	Authorization of the reissue price range of treasury shares

•	Amendment of the Company's Articles of Association to expand the authority to execute instruments of transfer, and

•	An advisory vote on the creation of distributable reserves for Mallinckrodt plc.

At the meeting, shareholders elected all 10 nominees, each of whom currently serves on Covidien's Board of Directors. They are: José E. Almeida, Joy A. Amundson, Craig Arnold, Robert H. Brust, John M. Connors, Jr., Christopher J. Coughlin, Randall J. Hogan, III, Martin D. Madaus, Dennis H. Reilley and Joseph A. Zaccagnino. In addition, the Directors elected Mr. Reilley to be the Lead Director, replacing Timothy M. Donahue, who did not stand for reelection to the Board.

Shareholders also approved the appointment of Deloitte & Touche LLP to serve as the Company's independent auditors, and, in an advisory vote, approved the Company's executive compensation. Shareholders approved the amended and restated Covidien Stock and Incentive Plan, authorized Covidien and/or any of its subsidiaries to make market purchases of Company shares and authorized the price range at which the Company can reissue shares it holds as treasury shares. In addition, shareholders also approved an amendment to Covidien's Articles of Association to expand the authority to execute instruments of transfer and, in an advisory vote, approved the creation of distributable reserves for Mallinckrodt plc.

About Covidien

Covidien is a leading global healthcare products company that creates innovative medical solutions for better patient outcomes and delivers value through clinical leadership and excellence. Covidien manufactures, distributes and services a diverse range of industry-leading product lines in three segments: Medical Devices, Pharmaceuticals and Medical Supplies. With 2012 revenue of $11.9 billion, Covidien has 43,000 employees worldwide in 70 countries, and its products are sold in over 140 countries. Please visit www.covidien.com to learn more about our business.

Contacts
Bruce Farmer             Coleman Lannum, CFA
Vice President             Vice President
Public Relations             Investor Relations
508-452-4372            508-452-4343
bruce.farmer@covidien.com     cole.lannum@covidien.com

Todd Carpenter
Senior Director
Investor Relations
508-452-4363
todd.carpenter@covidien.com